Exhibit 99.1

Creatd, Inc. Announces Full Year 2021 Financial Results with Record Revenues

Year-over-year, Creatd’s 2021 GAAP revenue grew 255% to $4.3 million, with $6.9 million in non-GAAP revenue, led by robust growth in all business segments; notable contributions included brand contract renewals, accretive agency acquisitions, e-commerce brand launches, and platform subscriber growth. For FY 2022, Company expects $8-10 million in GAAP revenue and $15-18 million in non-GAAP revenue without a corresponding increase in operational expenses.

New York, N.Y. – April 06, 2022 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), a creator-first holding company and the parent company of Vocal, is today announcing financial results for the full year ending December 31, 2021. The Company has delivered sequential quarterly revenue growth in 10 of the last 11 quarters, such that revenues generated during the fourth quarter of 2021, which totaled over $1.5 million, exceeded those generated during the entirety of 2020 by approximately 16%.

Commented Creatd CEO Laurie Weisberg, “We accomplished a great deal during 2021, including establishing a foundation of recurring subscription revenues originating from both Vocal and our direct-to-consumer e-commerce businesses, as well as securing contract renewals with numerous key brand clients. The steady growth of Vocal’s creator base combined with the continued expansion of WHE’s influencer roster has allowed Creatd to extend its global digital reach to over 175 million today. We invested considerable capital and resources to garner this traction and we are determined to continue scaling our efforts while experimenting with new marketing and creator acquisition initiatives. Among these upcoming planned initiatives is the launch of Vocal’s very first mobile application, the expansion of our metaverse pursuits, and the bolstering of our existing brand products and services across the board.”

Continued Weisberg, “Based on preliminary first-quarter results, we expect Q1 2022 revenues to track similarly to those of Q4 2021, due to continued pandemic-related impacts resulting in instances of delayed revenue materialization for Creatd Partners and Creatd Ventures. Nevertheless, based our current full-year outlook, we anticipate that 2022 revenues will increase by 2x year-over-year, without a corresponding increase in operating expenses, as we continue to achieve greater cohesiveness in the business, and improve operating efficiency. In addition to scaling our existing revenue lines, we are currently pursuing a number of accretive acquisitions in the influencer agency and DTC e-commerce spaces, as well as working to execute on our previously announced proposal to spin off our Web 3.0 assets. As the creative community shifts toward the Web 3.0 era, our company has and will continue to enhance our core proprietary platforms in order to accommodate and anticipate creators’ evolving technological needs.”

2021 Full-Year Financial and Operational Highlights

●	GAAP Revenue for full-year 2021 increased 255% to $4.3 million, compared with $1.2 million for the year ending December 31, 2020.

●	Revenue for Creatd Partners, primarily resulting from influencer and content marketing deals, grew 105% year-over-year to $2.3 million.

●	Revenue for Creatd Labs, consisting of Vocal creator subscriptions and platform processing fees, increased to $1.9 million year-over-year, as compared to $71,000 in 2021.

●	Revenue for Creatd Ventures, generated from direct-to-consumer e-commerce sales, totaled $90,000 during 2021, marking the first year of significant revenue contribution from this pillar.

●	Operating Expenses in 2021 doubled year-over-year to $32.4 million as compared to $16 million in 2020. The increase in operating expenses is attributable in part to a $2.8 million increase in non-cash charges, relating to the issuance of year-end stock option grants to employees and directors, as well as the vesting of previously issued options, which vest over multiple years. Extraordinary, non-recurring charges for the year totaled approximately $2.5 million related primarily to the audit of acquired companies, legal expenses, consulting, recruiting fees, and one-time marketing expenditures during the second quarter, resulting in the Company successfully reaching a critical mass of over 1 million registered creators on Vocal. Having achieved this milestone, the Company went on to significantly reduce marketing spend in both the third and fourth quarter of 2021. Going forward, the Company expects future quarterly spend to reflect levels consistent with that of the fourth quarter ($1.6 million). Finally, the Company expects to eliminate 2021 extraordinary expenses, remove duplicate outsourced support costs, and does not foresee a material headcount increase.

●	Comprehensive Loss increased 54% year-over-year to $37.4 million, which included $12.2 million in non-cash and non-recurring operating expenses as well as $2.9 million of other non-recurring, non-cash charges related to the elimination of debt, the majority of which was converted to equity, and a $1.1 million change in derivative liability expenses.

●	Cash at year-end 2021 totaled approximately $3.8 million. In the first quarter of 2022, the Company closed two offerings to raise an additional $5.1 million. Management actively participated in both financings, purchasing a combined total of approximately 280,000 shares.

●	Insider Buying by Creatd’s executive management in the public market occurs regularly when permissible. In 2021, Creatd’s executive management purchased 46,000 open market shares totaling $152,000 at an average purchase price of $3.33 per share.

●	Total Debt decreased year-over-year by approximately $830,000 to $1.5 million. Subsequent to year-end, the Company’s total debt decreased by an additional $678,000, thereby eliminating all long-term debt. Currently, the Company holds only $822,000 of short-term debt, $190,000 of which consists of a government Payroll Protection Program loan that carries 1% annual interest.

●	Shareholders’ Equity totaled $3.7 million at year-end 2021, compared to $2.1 million on September 30, 2021. During the first quarter of 2022, net equity increased as a result of the aforementioned $5.1 million of equity-based financing.

●	Leadership Changes in 2021 and early 2022 were enacted in order to prepare the Company for the next phase of its lifecycle—revenue acceleration and profitability. During 2021, the Company welcomed several new senior management hires and, subsequent to year-end, announced the streamlining of its C-Suite and the addition of high-caliber expertise to its Board of Directors.

●	Total Vocal Creators at year-end totaled over 1.3 million. Having reached a critical milestone of Vocal subscribers during 2021, surpassing 1 million creators–which was correlated with a one-time significant increase in marketing spend–the Company is now well-positioned to build upon its recurring revenue business model.

For more information on Creatd’s 2022 business focuses, as well as descriptions of the Company’s four pillars and associated revenue lines, please visit the Q2 2022 Investor Presentation.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology holding company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd’s four business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios.

For news and updates, subscribe to Creatd’s newsletter: https://creatd.com/newsletter

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com;

Vocal Platform: https://vocal.media;

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

*** Financial Statements Follow ***

Creatd, Inc.

 Condensed Consolidated Balance Sheet (audited)

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash	$3,794,734	$7,906,782
Account receivable, net	337,440	90,355
Inventory	106,403	-
Prepaid expenses and other current assets	236,665	23,856
Total Current Assets	4,475,242	8,020,993
Property and equipment, net	102,939	56,258
Intangible assets	2,432,842	960,611
Goodwill	1,374,835	1,035,795
Deposits and other assets	718,951	191,836
Marketable securities	-	62,733
Minority investment in business	50,000	217,096
Operating lease right of use asset	18,451	239,158
Total Assets	$9,173,259	$10,784,480
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$3,730,540	$2,638,688
Derivative liabilities	-	42,231
Convertible Notes, net of debt discount and issuance costs	159,193	897,516
Current portion of operating lease payable	18,451	79,816
Notes payable, net of debt discount and issuance costs	1,278,672	1,221,539
Deferred revenue	234,159	88,637
Total Current Liabilities	5,421,015	4,968,427
Non-current Liabilities:
Note payable	63,922	213,037
Operating lease payable	-	157,820

Total Non-current Liabilities	63,922	370,857
Total Liabilities	5,485,007	5,339,284

Commitments and contingencies
Stockholders’ Equity (Deficit)
Series E Preferred stock, $0.001 par value, 20,000,000 shares authorized 500 and 7,738 shares issued and outstanding, respectively	-	8
Common stock, $0.001: 100,000,000 authorized shares 16,691,170 issued and 16,685,513 outstanding as of December 31, 2021, and 8,736,378 issued and 8,727,028 outstanding as of December 31, 2020	16,691	8,737
Additional paid-in capital	111,563,618	77,505,013
Subscription receivable	-	(40,000)
Less: Treasury stock, 5,657 and 5,657, respectively	(62,406)	(62,406)
Accumulated deficit	(109,632,574)	(71,928,922)
Accumulated other comprehensive income	(78,272)	(37,234)
Total Creatd, Inc. Stockholders’ Equity	1,807,057	5,445,196
Non-controlling interest in consolidated subsidiary	1,881,195	-
	3,688,252	5,445,196
Total Liabilities and Stockholders’ Equity	$9,173,259	$10,784,480

Creatd, Inc.

Condensed Consolidated Statements of Operations

(Audited)

	Twelve Months Ended December 31,
	2021	2020

Net revenues	$4,299,717	$1,212,870
Cost of revenues	5,300,037	1,495,042
Gross margin	(1,000,320)	(282,172)

Operating expenses
Research and development	983,528	257,431
Marketing	9,626,982	2,854,904
Stock based compensation	9,661,168	6,861,163
Impairment of goodwill	1,035,795	-
General and administrative	11,060,927	6,027,665
Total operating expenses	32,368,400	16,001,163
Loss from operations	(33,368,720)	(16,283,335)

Other income (expenses)
Other income	396,223	512,071
Interest expense	(372,106)	(1,376,902)
Accretion of debt discount and issuance cost	(3,612,669)	(4,303,072)
Derivative expense	(100,502)	-
Change in derivative liability	(1,096,287)	3,019,457
Impairment of Investment	(589,461)	(11,450)
Impairment of debt security	-	(50,000)
Settlement of vendor liabilities	59,792	(126,087)
Loss on marketable securities	-	(7,453)
Gain (loss) on extinguishment of debt	1,025,555	(5,586,482)
Gain on forgiveness of debt	279,022	470
Other income (expenses), net	(4,010,433)	(7,929,448)

Loss before income tax provision and equity in net loss from unconsolidated investments	(37,379,153)	(24,212,783)
Equity in net loss from equity method investment	-	-
Income tax provision	-	-
Net loss	$(37,379,153)	$(24,212,783)
Non-controlling interest in net loss	86,251	-
Net Income (loss) attributable to Creatd, Inc.	(37,292,902)	(24,212,783)
Deemed dividend	(410,750)	(3,135,702)
Inducement expense	-	-
Net loss attributable to common shareholders	(37,703,625)	(27,348,485)
Comprehensive income (loss)
Currency translation gain (loss)	(41,038)	(31,239)
Comprehensive loss	(37,420,191)	(24,244,022)
Per-share data
Basic and diluted loss per share	$(2.98)	$(5.68)
Weighted average number of common shares outstanding	12,652,470	4,812,153